NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: T. Joe Crawford
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION
REPORTS SECOND QUARTER RESULTS

          ROANOKE, Virginia, May 20, 2003 -- Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported a loss for the second quarter ended April 30, 2003, of $1,476,247, compared to a loss of $224,361 in the second quarter last year. Basic loss per share for the quarter was $.13, compared to basic loss per share of $.02 in the 2002 second quarter. Sales for the quarter were $77,075,724, up 20.2% from sales of $64,118,964 for the same period last year.

          For the six months ended April 30, 2003, the Company reported a loss of $3,377,709, compared to a loss of $5,098,903 for the same period last year. Basic loss per share was $.31, compared to basic loss per share of $.47 last year. Sales for the six months of 2003 were $138,205,678, a 13.2% increase from sales of $122,058,874 for the same period last year.

          Donald G. Smith, Chairman and Chief Executive Officer, stated:

  "We are pleased to report increased revenues for the quarter, which were attributable to improved selling prices and shipments of merchant bar products, billets and specialty steel products. However, selling prices and shipments of fabricated products declined further during the quarter, due to continued weakness in nonresidential construction, which contributed to the reduction in gross earnings. Also, gross earnings declined, in spite of the improved revenues, as a result of a 40% increase in the cost per ton of scrap steel, our main raw material, and lower production levels, which increased production costs and lowered margins.
  "Price increases for merchant bar products, that were effective midway through the second quarter, will be realized for the entire third quarter, which combined with lower scrap costs should provide improved margins. However, improvements in nonresidential construction activity are not anticipated until later in the year, at the earliest. Our results for the third quarter will be dependent upon how these developments impact operations."

          This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such forward-looking statements, the Company notes that a variety of factors could cause actual results and experience to differ materially from those expressed in the forward-looking statements, including, but not limited to, economic and industry conditions, availability and prices of supplies, prices of steel products, competition, governmental regulations, interest rates, inflation, labor relations and environmental concerns.

Consolidated Statements of Loss

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2003	2002	2003	2002
Sales	$77,075,724	$64,118,964	$138,205,678	$122,058,874
Cost of sales	72,799,345	57,816,757	130,856,140	116,411,432
Gross earnings	4,276,379	6,302,207	7,349,538	5,647,442
Other operating expenses	6,740,496	6,679,748	12,987,938	14,153,237
Loss before income taxes	(2,464,117)	(377,541)	(5,638,400)	(8,505,795)
Income tax benefit	(987,870)	(153,180)	(2,260,691)	(3,406,892)
Net loss	$(1,476,247)	$(224,361)	$(3,377,709)	$(5,098,903)

Net loss per share of common stock:
Basic	$(0.13)	$(0.02)	$(0.31)	$(0.47)
Diluted	$(0.13)	$(0.02)	$(0.31)	$(0.47)

Cash dividends per share of
common stock	$0.05	$0.10	$0.10	$0.20

Weighted average number of
common shares outstanding:
Basic	10,942,813	10,940,025	10,942,813	10,925,807
Diluted	10,947,957	10,975,991	10,952,580	10,965,713

          Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing, bar joist fabrication and reinforcing bar fabrication.

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